Exhibit 10.7

2005 STOCK OPTION TERMS

FOR AN INCENTIVE STOCK OPTION (ISO)

UNDER THE ACCREDO HEALTH, INCORPORATED 2002 LONG-TERM INCENTIVE PLAN

As amended and restated effective August 18, 2005

This is a summary of the terms applicable to the stock option specified on this document. Different terms may apply to any other grant under the Accredo Health, Incorporated 2002 Long-Term Incentive Plan.

Employee Name:
Employee ID:
# of Options:

Grant Type:	Incentive Stock Option (ISO)
Grant Code:	ANNL
Option Price:
Grant Date:	September 16, 2005
Expiration Date:	September 16, 2015

Vesting Date	Portion that Vests
September 16, 2006	First 25%
September 16, 2007	Second 25%
September 16, 2008	Third 25%
September 16, 2009	Balance

I.	GENERAL INFORMATION

This stock option to purchase shares of common stock of Medco Health Solutions, Inc. (Medco) becomes exercisable in equal installments (subject to rounding process) on the Vesting Dates indicated in the accompanying box. This stock option expires on its Expiration Date, which is the day before the tenth anniversary of the Grant Date. If your employment with Accredo Health, Incorporated and/or its subsidiaries (Company) ends for any reason, your right to exercise this stock option will be determined according to the terms in Section II.

II.	TERMINATION OF EMPLOYMENT

A. General Rule. If your employment is terminated for any reason other than those specified in paragraphs B-E, the portion of this stock option that is unvested will expire on the date your employment ends; the portion of this stock option that is vested will expire three months after the date your employment ends, but in no event later than the original Expiration Date.

B. Retirement. If you retire from service with the Company, the portion of this stock option that is unvested will vest immediately upon your retirement. Whether already vested on the date of your retirement or vested as a result of your retirement, this stock option will expire three months after the date of your retirement, but in no event later than its original Expiration Date.

C. Disability. If your employment with the Company is terminated by reason of disability, the portion of this stock option that is unvested will vest immediately upon the date your employment terminates. Whether already vested on the date of your termination or vested as a result of your termination as by reason of disability, this stock option will expire the day before the first anniversary of your termination date, but in no event later than its original Expiration Date.

D. Termination for Cause. If your employment is terminated for cause (as defined below), all options granted under this Plan which have not yet vested and all options which have not yet been exercised (whether or not vested) shall be forfeited upon termination of employment.

“Cause” shall mean any of the following acts by the grantee, as determined by the Board: gross neglect of duty, prolonged absence from duty without the consent of the Company, intentionally engaging in any activity that is in conflict with or adverse to the business or other interests of the Company, or willful misconduct, misfeasance or malfeasance of duty which is reasonably determined to be detrimental to the Company.

E. Death. If you die during your employment with the Company, the portion of this stock option that is unvested will vest immediately upon the date of your death. Whether already vested on the date of your death or vested as a result of your death, this stock option will expire the day before the first anniversary of your death, but in no event later than its original Expiration Date. If you die during the three month period described in paragraphs (A) and (B) above or during the one year period described in paragraph (C) the portion of this stock option that is vested will expire the day before the first anniversary of your death, but in no event later than its original Expiration Date.

F. Change in Control. If your employment is terminated within two years following a Change in Control, unless the termination is due to death, retirement, termination for cause or resignation (other than a resignation from a declined reassignment to a job that is not reasonably equivalent in responsibility or compensation, or that is not in the same geographic area, as determined by the Committee), any Awards which are unexercised, unvested, unearned and/or unpaid shall automatically become one hundred percent vested or payable immediately upon such termination of employment. Options shall expire if not exercised within two years of the date of such termination of employment (but in no event after the expiration of the option period).

2005 STOCK OPTION TERMS

FOR AN INCENTIVE STOCK OPTION (ISO)

UNDER THE ACCREDO HEALTH, INCORPORATED 2002 LONG-TERM INCENTIVE PLAN

As amended and restated effective August 18, 2005

III.	Incentive Stock Options

Options granted or accelerated hereunder in excess of the $100,000 limit specified in Section 7.2 (d) of the Plan shall automatically become Non-Qualified stock options.

IV.	Transferability

Awards granted under this Plan shall not be transferable or assignable other than by will or the laws of descent and distribution and shall be exercisable during the grantee’s lifetime only by the grantee.

V.	Restrictions on Competitive Employment and Against Solicitation and Inducement

You acknowledge and agree that as a condition to this grant you have executed and are bound by the terms of a Restrictive Covenant and Confidentiality Agreement and a Proprietary Rights Agreement with Medco or one of its subsidiaries (together, the Restrictive Agreements), the terms of which are incorporated into this grant. You acknowledge receipt of a copy of the Restrictive Agreements. If you violate either of the Restrictive Agreements, this grant will be forfeited immediately. If this grant is vested and sold prior to or during the 12 month period after your termination of employment for any reason, you will be considered a constructive trustee of any value or income received as a result of such sale and shall return such value or income promptly to the Company if you violate any aspect of the Restrictive Agreements. This grant shall not be affected by the termination of either of the Restrictive Agreements. In the event either agreement is terminated, the restrictions contained therein shall continue to apply for purposes of this grant.